EXHIBIT 99.1


On November 21, 2003, the Company issued the following press release:


                                  NEWS RELEASE
                                  ------------
                                November 21, 2003
                                -----------------



AMERICAN OIL & GAS PROVIDES OPERATIONS UPDATE AND ANNOUNCES 3RD QUARTER FINANCIAL RESULTS

     DENVER - American Oil and Gas, Inc. (OTC Bulletin Board: AOGI) provides the following update on certain of its oil and gas projects:

     In the Williston Basin of Montana, the Company participated in the successful completion of the Williams #34X-14 well. This well commenced initial production on October 1st, 2003, and the Company expects to report production rates before year end. The Company intends to participate in additional drilling here, including seven gross wells (0.25 net to the Company's interest) through June of 2004. The Company's working interest in the potential wells to be drilled in this area is expected to range from one percent to ten percent. The Company controls a 20% working interest in approximately 12,200 net acres here.

     All seven of the Company's 100% owned coalbed methane wells drilled in the Powder River Basin of Wyoming have been connected to sales lines. Two of the wells are providing most of the gas production. Production rates are increasing while the remaining wells continue to dewater. As of October 25, 2003, production from these wells was approximately 165 MCF per day. The Company is currently evaluating the most desirable approach to maximize the reserve value associated with continued development here.

     In the southern portion of the Powder River Basin, technical analysis continues on the Company's Krejci oil project in order to determine the optimum drilling locations as well as the drilling and completion technique that would provide the most likely opportunity for success. The Company expects drilling operations to commence here before the end of the first quarter of 2004.

     Financially, the Company reported a net loss of $201,274, or one cent per share, and $578,578, or two cents per share, for the three and nine months ended September 30, 2003, respectively. Comparison to the prior year periods are not meaningful because the Company had not had meaningful operations for some time prior to acquiring oil and gas assets on February 18, 2003.

     During the third quarter, the Company recorded $29,853 for its initial revenues from sales of oil and gas. Net of lease operating costs, the Company reflected net income from oil and gas operations of $16,858. For the current three and nine month periods, general and administrative costs were $210,036 and $587,340, respectively. Included in general and administrative expenses for the nine month period are incremental costs associated with the Company's entry into

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the business of oil and gas exploration and production which are not expected to continue or recur. Included in the three and nine month periods ended September 30, 2003 is a non-cash compensation charge of $70,625, which is the pro-rata quarterly value of common stock to be earned by our President and CFO as a component of his employment agreement. The Company will recognize this same amount each quarter for two years from the commencement of that agreement in July 2003.

     At September 30, 2003, the Company had working capital of approximately $1,186,000, approximately $1,450,000 in cash, $3,198,000 in total assets, no long term debt, and $2,896,000 in stockholders' equity, and there were 24,275,964 common shares outstanding.

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas can be found at the Company's website: www.americanoilandgasinc.com.

                                      # # #

     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.


Contact:
Andrew Calerich, President                           1050 17th Street, Suite 710
303.595.0125                                         Denver, CO  80265
Fax: 303.595.0709